                                                                      EXHIBIT 11

                                  Proteon, Inc.

                    Computation of Primary and Fully Diluted
                             (Loss) Income Per Share
                                 (in thousands)



                                                      Six months ended
                                                    June 28,    June 29,
                                                      1997        1996
                                                    --------    --------

Net (Loss)                                          $(1,446)     $(2,204)
                                                    =======      =======

Weighted average number of common
  shares  outstanding                                15,385       15,514

Weighted average number of
  common equivalent shares                                -            -
                                                    -------      -------

Weighted average number of common and
  common equivalent shares outstanding
  used to calculate per share data                   15,385       15,514
                                                    =======      =======


Net (loss) per share:

       Primary                                      $ (0.09)     $ (0.14)
                                                    =======      =======
       Fully diluted                                $ (0.09)     $ (0.14)
                                                    =======      =======

No common share equivalents are included in the 1997 and 1996 calculations as their effect would be antidilutive.